UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2015

Diplomat Pharmacy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation)	001-36677 (Commission File Number)	38-2063100 (IRS Employer Identification No.)

4100 S. Saginaw St.

Flint, Michigan 48507

(Address of Principal Executive Offices)  (Zip Code)

(888) 720-4450

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01           Entry into a Material Definitive Agreement.

On February 26, 2015, Diplomat Pharmacy, Inc., a Michigan corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with BioRx, LLC, a Delaware limited liability company (“BioRx”), certain direct and indirect equityholders of BioRx (the “Sellers”), and Symmetric Capital, LLC, a Delaware limited liability company, solely in its capacity as Sellers’ Representative (the “Sellers’ Representative”).  The Purchase Agreement provides that, upon the terms and conditions set forth therein, the Company will acquire all of the outstanding equity interests of BioRx (the “Acquisition”).

The purchase price consists of (i) $210 million in cash (the “Closing Cash Consideration”) and $105 million in shares of the Company’s common stock (the “Closing Stock Consideration”), to be paid at closing (collectively, the “Closing Consideration”), and (ii) up to an additional $35 million in common stock to be paid subject to BioRx’s achievement of a specified EBITDA target in the 12-month period following the Closing (the “Contingent Consideration” and, together with the Closing Stock Consideration, the “Stock Consideration”).  The common stock to be issued is valued at $25.92 per share, which is the 10-day average closing price of the common stock prior to execution of the Purchase Agreement.

The Closing Cash Consideration is subject to adjustment at closing for estimated net working capital, indebtedness, cash and Sellers’ expenses, with a final true-up following closing.  Payment of the Contingent Consideration is subject to acceleration at the maximum contingent amount in the event of (i) a change in control of the Company or (ii) the termination of either of two principals of BioRx that will continue employment with the Company following the Closing without cause, in each case during the 12-month period following the Closing. In addition, $10 million of the Closing Cash Consideration will be held in escrow for up to eighteen months to fund indemnity obligations of the Sellers.

Certain holders of the Closing Stock Consideration, representing approximately 56% of the Closing Stock Consideration, will be restricted from selling the common stock as follows: no sales for six months following the Closing; sales of up to 33% of the Closing Stock Consideration between six and 18 months following the Closing; sales of up to 66% of the Closing Stock Consideration between 18 and 24 months following the Closing; and no restrictions thereafter.  The other holders of the Closing Stock Consideration will be restricted from selling the common stock for six months following the Closing.  In the event of acceleration of payment of the Contingent Consideration due to either of the events described in the paragraph above, these restrictions will no longer apply to any holders of Stock Consideration.

At the closing of the Acquisition (the “Closing”), applicable persons will enter into a registration rights agreement (the “Registration Rights Agreement”) with respect to the Stock Consideration, which includes customary piggyback registration rights and demand registration rights.

Consummation of the Acquisition by the parties is subject to customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The Purchase Agreement contains customary indemnification obligations of each party with respect to breaches of representations, warranties and covenants and certain other specified matters.  Any indemnification claims by the Company may be satisfied by setting off the amount of such claims against the Closing Cash Consideration amount held in escrow.

The Purchase Agreement also contains specified termination rights for the parties, including by the Sellers’ Representative if the Acquisition fails to close within one-hundred days, by the Company if the Acquisition fails to close within one-hundred twenty days, or such later date as the parties agree.

The foregoing summary of the Purchase Agreement and the transactions contemplated thereby is qualified in its entirety by reference to the Purchase Agreement attached hereto as Exhibit 2.1 and incorporated herein by reference.

The representations and warranties were made for the purposes of allocating contractual risk between the parties to the Purchase Agreement and as of the specified dates noted therein.  Further, such representations and warranties may have been qualified by certain disclosures between the parties and a contractual standard of materiality different from those generally applicable to shareholders, among other limitations. The Company’s shareholders are not third party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company or of BioRx.

Item 7.01           Regulation FD Disclosure.

On February 26, the Company announced that it entered into a definitive purchase agreement to acquire BioRx, which press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The press release includes a link to additional information regarding the acquisition, which information is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

The Company has in place fully-committed debt financing in an amount sufficient to consummate the Acquisition.

The information contained in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01           Financial Statements and Exhibits.

(d)           Exhibits

No.	Description
2.1	Securities Purchase Agreement by and among Diplomat Pharmacy, Inc., BioRx, LLC, and the other parties named therein, dated February 26, 2015

99.1	Company press release dated February 26, 2015

99.2	Additional information regarding the pending acquisition of BioRx, LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diplomat Pharmacy, Inc.

	By:	/s/ Sean M. Whelan
Sean M. Whelan
Chief Financial Officer

Date: February 26, 2015

EXHIBIT INDEX

No.	Description
2.1	Securities Purchase Agreement by and among Diplomat Pharmacy, Inc., BioRx, LLC, and the other parties named therein, dated February 26, 2015

99.1	Company press release dated February 26, 2015

99.2	Additional information regarding the pending acquisition of BioRx, LLC